EXHIBIT “B”

The Non-Operator has agreed to purchase from Maverick Minerals Corporation, “Maverick”, for a sum of US$150,000.00 “The Purchase Price”, a 3% “Working Interest” in Maverick’s Initial Test Well to be drilled in Fort Bend County, Texas in December of 2010 and who’s permitted name is the Lankford Trust No.1.

The Non-Operator will be carried for a 3% Working Interest to Completion or P & A without further cost. Thereafter, the Non-Operator will be responsible for his pro-rata share of expenses for maintenance and production with the Operator. The specific terms and conditions of the operating relationship between the Operator and the Non-Operator will be the subject of the “Joint Operating Agreement” as set out in the Definition section of the Operating Agreement.

MODEL FORM OPERATING AGREEMENT

OPERATING AGREEMENT

DATED **Effective Date of Farmee's Earning**

OPERATOR: **Maverick Minerals Corporation**
8620 N. New Braunfels, Suite 508
San Antonio, Texas 78217

CONTRACT AREA: **Lankford Trust Well No.1**

Being and remaining subject to the terms and conditions of that certain Farmout Agreement dated December 14, 2009 by and between Maverick Minerals Corporation and Southeastern Pipelines Limited

COUNTY OF **Fort Bend and Wharton**, STATE OF **Texas**

OPERATING AGREEMENT

THIS AGREEMENT, entered into by and between **Maverick Minerals Corporation** hereinafter designated and referred to as "Operator," and the signatory party or parties other than Operator, sometimes hereinafter referred to individually as "Non-Operator," and collectively as "Non-Operators."

WITNESSETH:

WHEREAS, the parties to this agreement are owners of Oil and Gas Leases and/or Oil and Gas Interests in the land identified in Exhibit "A," and the parties hereto have reached an agreement to explore and develop these Leases and/or Oil and Gas Interests for the production of Oil and Gas to the extent and as hereinafter provided,

NOW, THEREFORE, it is agreed as follows:

ARTICLE I.

DEFINITIONS

As used in this agreement, the following words and terms shall have the meanings here ascribed to them:

A. The term "Completion" or "Complete" shall mean a single operation intended to complete a well as a producer of Oil and Gas in one or more Zones, including, but not limited to, the setting of production casing, perforating, well stimulation and production testing conducted in such operation.

B. The term "Contract Area" shall mean all of the lands, Oil and Gas Leases and/or Oil and Gas Interests intended to be developed and operated for Oil and Gas purposes under this agreement. Such lands, Oil and Gas Leases and Oil and Gas Interests are described in Exhibit "A."

C. The term "Drilling Unit" shall mean the area fixed for the drilling of one well by order or rule of any state or federal body having authority. If a Drilling Unit is not fixed by any such rule or order, a Drilling Unit shall be the drilling unit as established by the pattern of drilling in the Contract Area unless fixed by an expressed agreement of the Drilling Parties.

D. The term "Drillsite" shall mean the Oil and Gas Lease or Oil and Gas Interest on which a proposed well is to be located.

E. The term "Initial Well" shall mean the well required to be drilled by the parties hereto.

F. The term "Oil and Gas" shall mean oil, gas, casinghead gas, gas condensate, and/or all other liquid or gaseous hydrocarbons and other marketable substances produced therewith, unless an intent to limit the inclusiveness of this term is specifically stated.

G. The term "Oil and Gas Interests" or "Interests" shall mean unleased fee and mineral interests in Oil and Gas in tracts of land lying within the Contract Area which are owned by parties to this agreement.

H. The terms "Oil and Gas Lease," "Lease" and "Leasehold" shall mean the oil and gas leases or interests therein covering tracts of land lying within the Contract Area which are owned by the parties to this agreement.

I. The term "Zone" shall mean a stratum of earth containing or thought to contain a common accumulation of Oil and Gas separately producible from any other common accumulation of Oil and Gas. Unless the context otherwise clearly indicates, words used in the singular include the plural, the word "person" includes natural and artificial persons, the plural includes the singular, and any gender includes the masculine, feminine, and neuter.

J. The term **"New Joint Operating Agreement"** shall mean a new agreement to be negotiated to replace this agreement upon commencement of production wherein each party is owed their respective interest as set out in Exhibit "B" and will be responsible for their respective costs of operation and maintenance. The **"New Joint Operating Agreement"** will also set out the terms and conditions under which the Non-Operator will participate in subsequent wells on the Farm-Out Acreage.

ARTICLE II.

EXHIBITS

The following exhibits, as indicated below and attached hereto, are incorporated in and made a part hereof:

__X__ **Exhibit "A"** shall include the following information:

(1) Farm-Out Agreement describing the lands on which the JOA is based.
(2) Location Map and Survey of the Drillsite
(3) A Copy of the Permit to Drill from the Texas Railway Commission

__X__ **Exhibit "B"** shall include the following information:

(4) Interests of Parties in Costs and Production

ARTICLE III.

INTERESTS OF PARTIES

A. Interests of Parties in Costs and Production:

Unless changed by other provisions, all costs and liabilities incurred in operations under this agreement shall be borne and paid, and all equipment and materials acquired in operations on the Contract Area shall be owned, by the parties as their interests are set forth in Exhibit "B". In the same manner, the parties shall also own all production of Oil and Gas from the Contract Area subject, however, to the payment of royalties and other burdens on production as described hereafter.

Regardless of which party has contributed any Oil and Gas Lease or Oil and Gas Interest on which royalty or other burdens may be payable and except as otherwise expressly provided in this agreement, each party shall pay or deliver, or cause to be paid or delivered, all burdens all its share of the production from the Contract Area up to, but not in excess of __**Thirty Percent (30%)**__ and shall indemnify, defend and hold the other parties free from any liability therefore.

B. Subsequently Created Interests:

If any party has contributed hereto a Lease or Interest that is burdened with an assignment of production given as security for the payment of money, or if, after the date of this agreement any party creates an overriding royalty, production payment, net profits interest, assignment of production or other burden payable out of production attributable to its working interest hereunder, such burden shall be deemed a "Subsequently Created Interest."

The party whose interest is burdened with the Subsequently Created Interest (the "Burdened Party") shall assume and alone bear, pay and discharge the Subsequently Created Interest and shall indemnify, defend and hold harmless the other parties from and against any liability therefore.

ARTICLE IV.

TITLES

A. Title Examination:

Title examination shall be made by the Operator on the Drillsite of any proposed well prior to commencement of drilling operations. The opinion will include the ownership of the working interest, minerals, royalty, overriding royalty and production payments under the applicable Leases.

Operator shall be responsible for securing curative matter and pooling amendments or agreements **subject to Farmor's approval** required in connection with Leases or Oil and Gas Interests contributed by such party. Operator shall be responsible for the preparation and recording of pooling designations or declarations and communitization agreements as well as the conduct of hearings before governmental agencies for the securing of spacing or pooling orders or any other orders necessary or

appropriate to the conduct of operations hereunder. This shall not prevent any party from appearing on its own behalf at such hearings.

Costs incurred by Operator, including fees paid to outside attorneys, which are associated with hearings before governmental agencies, and which costs are necessary and proper for the activities contemplated under this agreement, shall be paid by the Operator.

Operator shall make no charge for services rendered by its staff attorneys or other personnel in the performance of the above functions.

No well shall be drilled on the Contract Area until after (1) the title to the Drillsite or Drilling Unit, if appropriate, has been examined as above provided, and (2) the title has been approved by the examining attorney.

B. Loss or Failure of Title:

1. Failure of Title: From the period of time that the Operator secures a form of lease as outlined in the Farm Out agreement, the Operator will make every effort to maintain and extend any and all leases contained in the leased area.

ARTICLEV.

OPERATOR

A. Designation and Responsibilities of Operator:

Maverick Minerals Corporation. or its duly authorized agent shall be the Operator of the Contract Area, and shall conduct and direct and have full control of all operations on the Contract Area as permitted and required by, and within the limits of this agreement. The Operator may engage the services of a Contract Operator, **Bruington Engineering Inc.,** for purposes of bonding and regulatory approvals in the state of Texas. In its performance of services hereunder for the Non-Operators, Operator shall be an independent contractor not subject to the control or direction of the Non-Operators except as to the type of operation to be undertaken in accordance with the election procedures contained in this agreement.

Operator shall not be deemed, or hold itself out as, the agent of the Non-Operators with authority to bind them to any obligation or liability assumed or incurred by Operator as to any third party. Operator shall conduct its activities under this agreement as a reasonable prudent operator, in a good and workmanlike manner, with due diligence and dispatch, in accordance with good oilfield practice, and in compliance with applicable law and regulation, but in no event shall it have any liability as Operator to the other parties for losses sustained or liabilities incurred except such as may result from gross negligence or willful misconduct.

B. Employees and Contractors:

The number of employees or contractors used by Operator in conducting operations hereunder, their selection, and the hours of labor and the compensation for services performed shall be determined by Operator, and all such employees or contractors shall be the employees or contractors of Operator.

C. Rights and Duties of Operator or assigned Contract Operator

1. Competitive Rates and Use of Affiliates: All wells drilled on the Contract Area shall be drilled on a competitive contract basis at the usual rates prevailing in the area. If it so desires, Operator may

employ its own tools and equipment in the drilling of wells, but its charges therefore shall not exceed the prevailing rates in the area and the rate of such charges shall be agreed upon by the parties in writing before drilling operations are commenced, and such work shall be performed by Operator under the same terms and conditions as are customary and usual in the area in contracts of independent contractors who are doing work of a similar nature. All work performed or materials supplied by affiliates or related parties of Operator shall be performed or supplied at competitive rates, pursuant to written agreement, and in accordance with customs and standards prevailing in the industry.

2. Discharge of Joint Account Obligations: Except as herein otherwise specifically provided, Operator shall promptly pay and discharge expenses incurred in the operation of any well in the Contract Area pursuant to this agreement and shall charge each of the parties hereto with their respective proportionate shares upon the expense. Operator shall keep an accurate record of the joint account hereunder, showing expenses incurred and charges and credits made and received.

3. Protection from Lien: Operator shall pay, or cause to be paid, as and when they become due and payable, all accounts of contractors and suppliers and wages and salaries for services rendered or performed, and for materials supplied on, to or in respect of the Contract Area of any operations for the joint account thereof, and shall keep the Contract Area free from liens and encumbrances resulting therefrom except for those resulting from a bona fide dispute as to services rendered or materials supplied.

4. Custody of Funds: Operator shall hold for the account of the Non-Operators any funds of the Non-Operators advanced or paid to the Operator, either for the conduct of operations hereunder or as a result of the sale of production from the Contract Area, and such funds shall remain the funds of the Non-Operators on whose account they are advanced or paid until used for their intended purpose or otherwise delivered to the Non-Operators or applied toward the payment of debts.

5. Access to Contract Area and Records: Operator shall, except as otherwise provided herein, permit each Non-Operator or its duly authorized representative, at the Non-Operator's sole risk and cost, full and free access at all reasonable times to all operations of every kind and character being conducted for the joint account on the Contract Area and to the records of operations conducted thereon or production therefrom, including Operator's books and records relating thereto. Operator will furnish to each Non-Operator upon request copies of any and all reports and information obtained by Operator in connection with production and related items, including, without limitation, meter and chart reports, production purchaser statements, run tickets and monthly gauge reports, but excluding purchase contracts and pricing information to the extent not applicable to the production of the Non-Operator seeking the information.

6. Filing and Furnishing Governmental Reports: Operator will file, and upon written request promptly furnish copies to each requesting Non-Operator not in default of its payment obligations, all operational notices, reports or applications required to be filed by local, State, Federal or Indian agencies or authorities having jurisdiction over operations hereunder. Each Non-Operator shall provide to Operator on a timely basis all information necessary to Operator to make such filings.

7. Drilling and Testing Operations: The following provisions shall apply to each well drilled hereunder, including but not limited to the Initial Well:

(a) Operator will promptly advise Non-Operators of the date on which the well is spudded, or the date on which drilling operations are commenced.

(b) Operator will send to Non-Operators such reports, test results and notices regarding the progress of operations on the well as the Non-Operators shall reasonably request, including, but not limited to, daily drilling reports, completion reports, and well logs.

(c) Operator shall adequately test all Zones encountered which may reasonably be expected to be capable of producing Oil and Gas in paying quantities as a result of examination of the electric log or any other logs or cores or tests conducted hereunder.

8. Cost Estimates: Upon request of any Consenting Party, Operator shall furnish estimates of current and cumulative costs incurred for the joint account at reasonable intervals during the conduct of any operation pursuant to this agreement. Operator shall not be held liable for errors in such estimates so long as the estimates are made in good faith.

9. Insurance: At all times while operations are conducted hereunder, Operator shall comply with the workers compensation law of the state where the operations are being conducted; Operator shall also Operator shall require all contractors engaged in work on or for the Contract Area to comply with the workers compensation law of the state where the operations are being conducted and to maintain such other insurance as Operator may require. Operator confirms that it has placed a policy to cover the $5,000,000 insurance requirements of the Farm Out Agreement.

ARTICLE VI.

DRILLING AND DEVELOPMENT

A. Initial Well:

Drilled pursuant to the terms of that certain Farmout Agreement dated December 14, 2009 Operator shall commence the drilling of the Initial Well at the specified location on the **DRILL PERMIT** and shall thereafter continue the drilling of the well test the Wilcox formation all as set out in that certain Farmout Agreement dated December 14, 2009, to which reference is made for all purposes.

Each party shall execute such division orders and contracts as may be necessary for the sale of its interest in production from the Contract Area, and, shall be entitled to receive payment directly from the purchaser thereof for its share of all production.

Operator shall maintain records of all marketing arrangements and of volumes actually sold or transported, which records shall be made available to Non-Operators upon reasonable request.

ARTICLE VII.

TERM OF AGREEMENT

This agreement shall remain in full force and effect as to the Oil and Gas Leases and/or Oil and Gas Interests subject hereto for the period of time that it takes to complete or P&A the Initial Well as defined in this agreement and thereafter, a new agreement to be negotiated by the parties with expanded Model Form terminology shall replace this agreement and become the **"New Joint Operating Agreement"** wherein each party is owed their respective interest as set out in Exhibit "B" and will be responsible for their respective costs of operation and maintenance. The **"New Joint Operating Agreement"** will also set out the terms and conditions under which the Non-Operator will participate in subsequent wells on the Farm-Out Acreage.

The termination of this agreement shall not relieve any party hereto from any expense, liability or other obligation or any remedy therefore which has accrued or attached prior to the date of such termination. Upon the execution of the **"New Joint Operating Agreement"** this agreement will be considered as superseded.

ARTICLE VIII.

COMPLIANCE WITH LAWS AND REGULATIONS

A. Laws, Regulations and Orders:

This agreement shall be subject to the applicable laws of the state in which the Contract Area is located, to the valid rules, regulations, and orders of any duly constituted regulatory body of said state; and to all other applicable federal, state, and local laws, ordinances, rules, regulations and orders.

B. Governing Law:

This agreement and all matters pertaining hereto, including but not limited to matters of performance, nonperformance, breach, remedies, procedures, rights, duties, and interpretation or construction, shall be governed and determined by the law of the state in which the Contract Area is located. If the Contract Area is in two or more states, the law of the state of _Texas_ shall govern.

ARTICLE IX.

A. Successors and Assigns:

This agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, devisees, legal representatives, successors and assigns, and the terms hereof shall be deemed to run with the Leases or Interests included within the Contract Area.

B. Counterparts:
This instrument may be executed in any number of counterparts, each of which shall be considered an original for all purposes.

IN WITNESS WHEREOF, this agreement shall be effective as of the 3rd day of December, 2010.

OPERATOR

Maverick Minerals Corporation

By

Robert John Kinloch

Title President and CEO

Date December 03, 2010

NON-OPERATORS

Arrowdog LLP

By

Thomas Lee Peterson, Partner

Date December 7, 2010

By

Rebecca Jo Peterson, Partner

Date December 7, 2010